Monday September 14, 3:33 pm Eastern Time

Company Press Release

FRUEHAUF TRAILER CORPORATION ANNOUNCES CREDITORS ACCEPT PLAN OF
REORGANIZATION

CORONA DEL MAR, Calf., Sept. 14/PRNewswire/ -- Chriss W. Street, President and Chief Executive Officer of Fruehauf Trailer Corporation [OTCBB:FTCFQ - news], announced today that all classes of creditors have voted to accept the Company's Chapter 11 Plan of Reorganization and Disclosure Statement, previously filed on August 12. The Delaware Bankruptcy Court has scheduled a hearing to confirm the Plan on September 16.

The Plan calls for securities held by Fruehauf to be distributed to the Company's secured bondholders. Fruehauf's remaining assets, including its trailer manufacturing operation in Mexico and an international portfolio of properties, will be transferred to a liquidating trust for the benefit of all Fruehauf's creditors. Mr. Street has been retained to serve as Trustee for the liquidating trust.

Mr. Street stated: "Creditors have overwhelmingly approved the agreement Fruehauf reached with them to allow all creditors, both secured and unsecured, to participate in and receive distribution plans from the Trust. Of those who voted, 100% of bondholders, 100% of secured creditors and 98% of unsecured creditors agreed to accept Fruehauf's Plan."

This press release and statements made by Fruehauf in reports to its stockholders and public filings, as well as oral public statements by Fruehauf representatives may contain certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Any forward-looking statement is, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include approval of the plan of reorganization, increased competition, dependence on industry trends, government regulation and dependence on a single site. Readers should review and consider the various disclosures made by Fruehauf Trailer in this press release and public filings.

Fruehauf's confirmation hearing will be held at the Delaware Bankruptcy Court, on September 16, 1998. Creditors and other parties in interest may obtain a copy of the Plan and Disclosure Statement on the internet at http://www.camhy.com, by e-mail upon request from dneier@camhy.com and upon written request from IKON Office Solutions, Attn: Ed Carney, 901 North Market Street, Suite 718, Wilmington, Delaware 19801.